UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Millennium Bankshares Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Millennium Bankshares Corporation to be held on Thursday, September 28, 2006, at 3:00 p.m. local time at Reston Community Center at Lake Anne, 1609A Washington Plaza, Reston, Virginia 20190. The matters for consideration at the meeting are described in detail in the Notice of Annual Meeting of Shareholders and the Proxy Statement.

The business to be conducted at the Annual Meeting includes the election of four directors and the ratification of the appointment of independent auditors for the year ending December 31, 2006. The Board of Directors of Millennium has determined that the matters to be considered at the Annual Meeting are in the best interests of Millennium and its stockholders. Your Board of Directors unanimously recommends a vote “FOR” each matter being proposed by Millennium, including the election of William P. Haggerty, David M.W. Harvey, Carroll C. Markley and Joseph W. Paulini as directors.

Please note that attendance will be restricted to shareholders only. Each shareholder will be asked to present valid photo identification, such as a driver’s license or passport. Shareholders holding stock in brokerage or bank accounts (“street name” holders) also will need to bring a copy of an account statement reflecting stock ownership as of the record date.

Even if you plan to attend the meeting, please sign, date and return the Proxy Card in the enclosed envelope immediately. This will not prevent you from voting in person at the Annual Meeting but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Enclosed with the proxy materials is a copy of our Annual Report on Form 10-K, which includes, among other matters, Millennium’s financial statements for the year ended December 31, 2005.

Sincerely,

Carroll C. Markley
Chairman of the Board, President and Chief Executive Officer

Reston, Virginia

August 25, 2006

MILLENNIUM BANKSHARES CORPORATION

1601 Washington Plaza

Reston, Virginia 20190

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD SEPTEMBER 28, 2006

TO THE SHAREHOLDERS OF

MILLENNIUM BANKSHARES CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of Millennium Bankshares Corporation (“Millennium”) will be held on Thursday, September 28, 2006, at 3:00 p.m. local time, at Reston Community Center at Lake Anne, 1609A Washington Plaza, Reston, Virginia 20190, for the following purposes:

(1)	To elect four directors,

(2)	To ratify the appointment of Crowe Chizek and Company LLC as Millennium’s independent auditors for 2006, and

(3)	To transact such other business as may properly come before the meeting.

The record date for the determination of holders of Millennium’s common stock entitled to notice of and to vote at the Annual Meeting of Shareholders is July 28, 2006. Only shareholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting or any adjournment thereof. It is important that your shares be represented at this meeting to help ensure the presence of a quorum.

By Order of the Board of Directors,

Barbara J. Chapman Corporate Secretary

August 25, 2006

PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR AT THE MEETING.

MILLENNIUM BANKSHARES CORPORATION

1601 Washington Plaza

Reston, Virginia 20190

PROXY STATEMENT

This Proxy Statement contains information relating to the 2006 Annual Meeting of Shareholders of Millennium Bankshares Corporation. Through this mailing, Millennium’s Board of Directors is soliciting proxies for the Annual Meeting. Our Annual Report on Form 10-K, as amended, for the year ended December 31, 2005 is also enclosed with this Proxy Statement. These documents provide important information about our business, including audited financial statements, and are first being mailed to shareholders on or about August 25, 2006. Unless the context indicates otherwise, all references in this proxy statement to “we,” “us,” “our,” “MBVA,” or “Millennium” mean Millennium Bankshares Corporation and its subsidiaries, including its primary subsidiary, Millennium Bank, N.A.

THE ANNUAL MEETING

The Annual Meeting will be held on September 28, 2006 at Reston Community Center at Lake Anne, 1609A Washington Plaza, Reston, Virginia 20190, at 3:00 p.m. local time.

General Information

We encourage you to vote your shares by proxy even if you plan to attend the Annual Meeting. If you do attend the Annual Meeting, you will be asked to present valid photo identification, such as a driver’s license or passport. If you hold your Millennium stock in an account at a brokerage firm or bank (in nominee name), you will need to bring a copy of an account statement reflecting stock ownership on or after the July 28, 2006 record date for the meeting.

All expenses incurred in this solicitation will be paid by us. We will solicit proxies by mail or by telephone, and our directors, officers and employees also may solicit proxies, without additional compensation, on our behalf. Banks, brokerage houses and other institutions, nominees, and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies. We will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

Board Recommendation

Our Board of Directors recommends that you vote:

•	FOR the election of William P. Haggerty, David M.W. Harvey, Carroll C. Markley and Joseph W. Paulini as Class A Directors of Millennium; and

•	FOR the ratification of the appointment of Crowe Chizek and Company LLC as our independent auditors for 2006.

Voting

It is important that your shares be represented by proxy or that you be present in person at the Annual Meeting. If you wish to vote by proxy, please complete the enclosed Proxy Card and return it, signed and dated, in the enclosed postage-paid envelope. This will ensure that your shares are voted if you later become unable to attend the Annual Meeting. Proxies solicited by the Board of Directors will be voted in accordance with the directions given therein.

If you own shares in “street name” in an account at a bank or brokerage firm, we generally cannot mail our proxy materials directly to you. You may instead receive a voting instruction form with this Proxy Statement that you should use to instruct how your shares are to be voted, and you should also vote your shares by completing, signing, and returning the voting instruction form in the envelope provided. Many brokerage firms have arranged for Internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form. If your shares are held by a brokerage firm, the brokerage firm may under certain circumstances vote your shares. Such entities have authority to vote their customers’ shares on certain routine matters, including the election of directors. When a firm votes its customers’ shares on routine matters, these shares are also counted for the purpose of establishing a quorum to conduct business at the meeting. A brokerage firm cannot vote its customers’ shares on non-routine matters. Accordingly, these shares are not counted as votes against a non-routine matter, but rather not counted at all for such a matter. There are no items being presented by Millennium at the Annual Meeting that are considered non-routine.

You may revoke your proxy at any time before it is exercised by filing with our Secretary an instrument revoking the proxy, by filing a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Record Date; Shares Outstanding

The record date for the determination of holders of MBVA common stock entitled to notice of and to vote at the Annual Meeting is July 28, 2006. Each share of MBVA common stock issued and outstanding on the record date is entitled to one vote on any proposal at the meeting. As of the close of business on July 28, 2006, there were 8,908,166 shares of MBVA common stock outstanding and entitled to vote.

Quorum and Votes Required

Quorum. In order to conduct the Annual Meeting, a majority of the issued and outstanding shares of MBVA common stock must be present in person or by proxy to have a quorum. Shareholders who deliver valid proxies or vote in person at the meeting will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. We will count abstentions as present and entitled to vote for purposes of determining a quorum.

Votes Required. In accordance with Virginia law and our bylaws, our directors will be elected at the Annual Meeting by a plurality of the votes cast. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the meeting. Any other matter on which shareholders vote at the Annual Meeting will be determined by the affirmative vote of a majority of the votes cast.

If any other matters are properly presented for consideration at the Annual Meeting, the persons named as attorneys-in-fact and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.

SECURITY OWNERSHIP

The following table sets forth, as of July 28, 2006, certain information with respect to beneficial ownership of shares of common stock by each of the nominees for election to the Board of Directors, each of the members of the Board of Directors who will continue in office after the Annual Meeting, each of the executive officers named in the “Summary Compensation Table” below (the “named executive officers”), and by all nominees, directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

Security Ownership of Management

Name	Common Stock Beneficially Owned (1)	Percentage of Class
William P. Haggerty	915	*
Grayson P. Hanes(2)	5,000	*
David M.W. Harvey(3)	545,200	6.2
Stewart R. Little	2,865	*
Carroll C. Markley	443,555	4.8%
David B. Morey	74,615	*
Arthur J. Novick	92,815	1.0%
Joseph W. Paulini	24,174	*
Robert T. Smoot	93,931	1.0%
Douglas K. Turner	95,535	1.0%
Anita L. Shull	68,736	*
Dale G. Phelps	20	*
All present executive officers and directors as a group (12 persons)	1,454,931	16.3%

*	Represents less than 1% of the total shares outstanding as of July 28, 2006.

(1)	Amounts disclosed include shares of common stock that certain directors and officers have the right to acquire upon the exercise of stock options exercisable within 60 days, as follows: Mr. Haggerty, 515; Mr. Little, 1,865; Mr. Markley, 282,220; Mr. Morey, 3,725; Dr. Novick, 2,025; Mr. Smoot, 2,315; Mr. Turner, 3,935; and Ms. Shull, 54,342.

(2)	Mr. Hanes purchased 5,000 shares in January 2005 and was appointed a director in April 2005.

(3)	The shares are beneficially owned by Hot Creek Investors, L.P. Mr. Harvey is the managing member of Hot Creek Capital, L.L.C., the general partner of Hot Creek Investors, L.P.

Security Ownership of Principal Shareholders

The following table sets forth certain information with respect to the beneficial ownership of shares of common stock by each person who owns, to Millennium’s knowledge, more than five percent of the outstanding shares of common stock.

Name	Common Stock Beneficially Owned	Percentage of Class
Goldman Sachs Asset Management, L.P. (1)	750,957	8.5
30 Hudson Street
Jersey City, New Jersey 07302

Barbara Wortley (2)	591,200	6.7
456 Alexander Palm Road
Boca Raton, Florida 33432

Hot Creek Investors, L.P. (3)	545,200	6.2
6900 S. McCarran Blvd., No. 3040
Reno, Nevada 89509

(1)	In a Schedule 13G filed with the SEC on December 31, 2005, Goldman Sachs Asset Management, L.P., reported ownership and sole voting power with respect to 609,990 shares of MBVA common stock and shared dispositive power with respect to 750,957 shares of MBVA common stock in its capacity as investment adviser on behalf of third parties.

(2)	In a Schedule 13G filed with the SEC on December 19, 2005, Barbara Wortley reported 591,200 shares of MBVA common stock owned and sole voting and dispositive power with respect to 591,200 shares. Furthermore, Ms. Wortley certified that the shares are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(3)	An Amendment No. 3 to Schedule 13D was filed with the SEC on February 27, 2006, jointly by Hot Creek Capital, L.L.C., Hot Creek Investors, L.P., David M. W. Harvey, Joseph W. Paulini, and Charles Dean. The MBVA common stock that was the subject of the amended Schedule 13D was held by Hot Creek Investors (545,200 shares), Mr. Dean (1,000 shares), and Mr. Paulini (24,174 shares). In a letter dated February 27, 2006, Mr. Harvey, on behalf of himself and the other filing persons, nominated four persons (including Messrs. Dean, Harvey and Paulini) to Millennium’s Board of Directors.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors has nominated four persons for election to the Board at the Annual Meeting: William P. Haggerty, David M.W. Harvey, Carroll C. Markley and Joseph W. Paulini. Two of the nominees, Messrs. Haggerty and Markley, currently serve on the Board of Directors. Messrs. Harvey and Paulini are not currently directors and have been nominated for election to the Board pursuant to an agreement, dated as of August 4, 2006, between Millennium, Hot Creek Capital, L.L.C., a Nevada limited liability company, Hot Creek Investors L.P., a Nevada limited partnership, Mr. Harvey, Mr. Paulini and Charles Dean. This agreement is discussed in more detail below under the heading “Agreement with Hot Creek.”

Under our Articles of Incorporation, our directors are divided into three classes, which serve for staggered three-year terms. This year four Class A Directors have been nominated by our Board. Each of the nominees has agreed, if elected, to serve as a member of the Board, and each Director elected at the Annual Meeting will serve for a three-year term expiring in 2009

Under our Corporate Governance Guidelines and under an amendment to Millennium’s bylaws that will be effective the day after the Annual Meeting, a director is permitted to serve until the next Annual Meeting of Shareholders after reaching age 72. There are no directors who will reach age 72 this year before the Annual Meeting or before the 2007 Annual Meeting.

The persons named as attorneys-in-fact in the accompanying proxy are expected to vote to elect the four nominees listed below as directors, unless authority to so vote is withheld. Although Millennium’s Board of Directors expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees occurs, it is intended that shares of MBVA common stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named as attorneys-in-fact in the accompanying proxy, or the Board may reduce the number of persons to be elected by the number of persons unable to serve. Holders of MBVA common stock do not have cumulative voting rights in the election of directors.

The names of the nominees for election and the other continuing members of Millennium’s Board of Directors, their principal occupations for at least the previous five years, and certain other information with respect to such persons are set forth below.

NOMINEES FOR ELECTION AS CLASS A DIRECTORS

FOR THREE-YEAR TERMS EXPIRING IN 2009

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and Residence	Director of MBVA Since
WILLIAM P. HAGGERTY, CPA, CVA (60) Principal and Owner, Haggerty & Associates, a certified public accounting and consulting firm in Bethesda, Maryland, since 1990. Principal and investor, Haggerty, Knox & Associates, a financial consulting firm for mergers, and acquisitions, business valuations, financial analysis, forecasting and budgeting, and business planning, since 1993. Member of Audit Committee and Co-Chairman of Compensation Committee. Director of Millennium Bank, N. A. Bethesda, Maryland.	2004

DAVID M.W. HARVEY (49) New 2006 Nominee Founder and Managing Member, Hot Creek Capital, L.L.C., an investment company located in Reno, Nevada, since 1993. Portfolio Manager of various investment partnerships specializing in equity investments in small capitalization community banks, thrifts, and their holding companies, including Hot Creek Investors, L.P. Reno, Nevada.	—

CARROLL C. MARKLEY (67) Founding Chairman, President and Chief Executive Officer of Millennium and Chairman and Chief Executive Officer of Millennium Bank. Founding President and Chief Executive Officer of First Patriot Bankshares Corporation and Patriot National Bank in Reston, Virginia, from 1990 to 1997, Chairman and Chief Executive Officer, United Bank in Reston, Virginia, 1997 and 1998. Chairman of Executive Committee and Member of Directors Loan Committee. Director of Millennium Bank, N. A. Reston, Virginia.	1998

JOSEPH W. PAULINI (51) New 2006 Nominee President, Express Greeting Cards, L.L.C., a retail business located in Dunn Loring, Virginia, since 2003. President, Rainmaker Creative Thinking, L.L.C., Reston, Virginia, 1995 to 2001. Director, Fidelity & Trust Financial Corporation and Fidelity & Trust Bank, 2003 to 2005. Director of Millennium Bank, N.A., from its inception in 1998 to 2003. Vienna, Virginia.	—

MILLENNIUM’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE

NOMINEES NAMED ABOVE.

CONTINUING CLASS B DIRECTORS WITH TERMS EXPIRING IN 2007

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and Residence	Director of MBVA Since
ARTHUR J. NOVICK (60) President, Novick, Hartz, Hall & Associates, P.C., d/b/a Virginia Dental Solutions, a professional dental corporation located in Reston, Virginia, since 1972. Vice Chairman of Audit Committee, Chairman of Compensation Committee, and Member of Executive Committee and Directors Loan Committee. Director of Millennium Bank, N. A. Reston, Virginia.	1998

ROBERT T. SMOOT (55) Director, Architect/Engineer Evaluation and Program Support, U.S. Department of Veterans Affairs in Washington D.C., since 1981. Managing Member, C-Squared Management & Development, L.L.C., Great Falls, Virginia, since 1996. Chairman of Audit Committee and Member of Nominating and Governance Committee and Executive Committee. Director of Millennium Bank, N. A. Great Falls, Virginia.	1998

DOUGLAS K. TURNER (63) Retired since 2004. Founder and Chairman of CMS Information Services, Inc., in Vienna, Virginia, 1986 to 2004. Vice Chairman of the Board of Directors, Member of Audit Committee and Directors Loan Committee, Chairman of Nominating and Governance Committee and Vice Chairman of Executive Committee. Director of Millennium Bank, N. A. Alexandria, Virginia.	1998

CONTINUING CLASS C DIRECTORS WITH TERMS EXPIRING IN 2008

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and Residence	Director of MBVA Since
GRAYSON P. HANES (68) Partner, Reed Smith LLP, a law firm located in Falls Church, Virginia, since 1999. Partner, Hazel & Thomas P.C., attorneys, from 1987 to 1999. Vienna, Virginia.	2005

STEWART R. LITTLE (52) Owner and President of SRL, Inc. in Scottsdale, Arizona, a company that serves Native American organizations in the areas of Information Technology and Business/Management consulting, since 1995. Member of Audit Committee, Executive Committee and Nominating and Governance Committee. Scottsdale, Arizona.	1998

DAVID B. MOREY (58)

Loan Portfolio Relationship Manager, Millennium Bank, N.A., since December 2005. Loan Officer, Millennium Bank Mortgage, L.L.C., since 2005. President of a mortgage group focused on lending within Millennium Capital, Inc., the mortgage-lending subsidiary of the Bank. Employed with Millennium Capital, Inc. in various capacities since 2001. President and Director of Next Generation Media, Inc., and President of United Marketing Solutions, Inc., a wholly owned subsidiary of Next Generation Media, Inc., 2000 to 2001. Member of Executive Committee and Directors Loan Committee. Director of Millennium Bank, N. A. Vienna, Virginia.

1998

Executive Officers Who Are Not Directors

Anita L. Shull, 44, has been Executive Vice President and Chief Operating Officer of both Millennium and Millennium Bank since 2002 and was elected President of Millennium Bank in May 2004. Ms. Shull served as Executive Vice President and Chief Financial Officer for Marshall National Bank & Trust Company in Marshall, Virginia, from 1990 to 2002. Prior to joining Marshall National Bank & Trust Company, Ms. Shull was employed by Yount, Hyde & Barbour, P.C., a certified public accounting firm.

Dale G. Phelps, 50, has been Executive Vice President and Chief Financial Officer of both Millennium and Millennium Bank since 2005. Mr. Phelps previously served as Chief Financial Officer of Community Bank of Northern Virginia in Sterling, Virginia, from 2002 until its purchase by Mercantile Bankshares Corporation in 2005. Mr. Phelps also served as Chief Financial Officer of Century National Bank in Washington, D.C., from 2000 until its purchase by United Bankshares in 2001. Prior to joining Century National Bank, Mr. Phelps was employed by Farmers and Mechanics Bank in Frederick, Maryland, from 1992 to 2000.

Agreement with Hot Creek

As noted above, on August 4, 2006, we entered into an agreement with Hot Creek Capital, L.L.C., a Nevada limited liability company, Hot Creek Investors L.P., a Nevada limited partnership, David M.W. Harvey, Joseph W. Paulini and Charles Dean. (In the discussion below, we refer to these persons and entities collectively as the “Hot Creek group” and individually as a “group member”).

The Hot Creek group owns, in the aggregate, 570,374 shares of our common stock, representing approximately 6.5% of Millennium’s outstanding shares of common stock, and had indicated an intent to propose its own slate of directors for Millennium’s 2006 Annual Meeting.

Under the agreement between Millennium and the Hot Creek group, our Board has nominated Mr. Harvey and Mr. Paulini for election to the Board at the Annual Meeting . Also under the agreement:

•	Our Board of Directors will nominate up to two persons proposed by Mr. Harvey for election to the Board at our 2007 Annual Meeting of Shareholders.

•	If either Mr. Harvey or Mr. Paulini, or any other individual serving as a director pursuant to the agreement, resigns, dies or becomes disabled and, as a result, no longer serves on the Board, the Board will only consider individuals to fill the resulting vacancy that have been proposed by Hot Creek Capital and the Board will not unreasonably withhold its approval of any individual proposed by Hot Creek Capital to fill such vacancy.

•	Our Board will appoint Mr. Harvey to the Executive Committee of the Board and appoint either Mr. Harvey or Mr. Paulini to the Nominating and Governance Committee of the Board.

•	After Millennium’s 2006 Annual Meeting of Shareholders, the Board will determine who from the members of the Board will be elected the Chairman of the Board of Millennium. The Chairman of the Board will not be an officer of Millennium or Millennium Bank, National Association.

•	Without the consent of a majority of the directors then serving on the Board who are serving as a director pursuant to the agreement, our Board will not, until after the adjournment of our 2010 Annual Meeting of Shareholders, increase the size of the Board to more than ten members or delay any Annual Meeting of Shareholders.

•	Until the adjournment of our 2007 Annual Meeting of Shareholders, the Hot Creek group, and each group member, have agreed not to take, and to prevent their affiliates from taking, certain actions with respect to Millennium, including:

•	unless approved or recommended by the Board, commencing or participating in, or in assisting any other person in commencing or participating in, any acquisition of any securities in or assets of Millennium, any tender or exchange offer, merger, purchase of assets, recapitalization, restructuring, liquidation or other extraordinary transaction with respect to Millennium;

•	making or participating in any solicitation of proxies;

•	forming or assisting in the formation or continuation of a “group” (other than the Hot Creek group, provided it complies with the agreement between Millennium and the Hot Creek group) with respect to acquiring, holding, voting or disposing of any equity securities of Millennium;

•	seeking to control Millennium, except as provided for in the agreement between the Hot Creek group and us or otherwise in the capacity of a group member as a member of Millennium’s Board;

•	seeking to call a special meeting of Millennium’s shareholders, except in the capacity of a Hot Creek group member as a member of Millennium’s Board;

•	making any shareholder proposal in respect of Millennium;

•	except as provided for in the agreement, nominating or proposing any person or persons as a director of Millennium or of any of its subsidiaries;

•	taking any action to instigate legal proceedings that challenge the enforceability of the agreement;

•	taking any action, directly or indirectly, alone or in concert with others, to circumvent the obligations of the Hot Creek group or any group member set forth in the agreement;

•	encouraging any other person to undertake any of the actions or activities that the Hot Creek group or a group member is not permitted to engage in under the agreement; or

•	requesting Millennium or its Board or management to amend or waive any of the foregoing restrictions.

•	The Hot Creek group and each group member agreed to take all such action as are necessary or appropriate to assure that the shares of our common stock owned by them will:

•	be represented in person or by proxy at all shareholder meetings of Millennium so as to be counted toward a quorum for the transaction of business;

•	be voted for the election of the director nominees proposed by the Board; and

•	be voted on all other matters in the same proportions as the other outstanding shares of common stock of Millennium are voted.

Also in the Agreement, the parties acknowledged, among other matters, that:

•	Susan B. Gregg and Michael L. Colen, each of whom are members of our Board as of the date of this proxy statement, have decided not to stand for re-election to the Board when their terms expire at the Annual Meeting,

•	L. James D’Agostino, a member of our Board as of the date of this proxy statement, has tendered his resignation from our Board, which such resignation will be effective upon completion of the Annual Meeting and

•	The four persons who will be nominated by the Board for election at Millennium’s 2006 Annual Meeting of Shareholders will be Messrs. Harvey, Paulini, Markley and Haggerty.

Corporate Governance Matters

The Board of Directors periodically reviews our corporate governance policies, practices and procedures to ensure that we meet or exceed the requirements of applicable laws, regulations and rules, including the Sarbanes-Oxley Act of 2002, the related rules of the Securities and Exchange Commission (the “SEC”), and the corporate governance rules of The NASDAQ Stock Market, Inc. (“NASDAQ”). In this regard, our ultimate purpose is to create a strong, sound and profitable financial services company with long-term growth and value for our shareholders.

Director Independence

Our Board of Directors has adopted Corporate Governance Guidelines which incorporate certain criteria in the NASDAQ rules for use by the Board when determining director independence. The Board also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with Millennium, including the potential for conflicts of interest, when determining director independence.

The Nominating and Governance Committee evaluates each incumbent director and all new director nominees based on applicable law, regulations, and rules and makes a recommendation to the full Board as to the independence of directors and director nominees. Our Board of Directors has determined that of the eight current members of the Board who will continue to serve after the Annual Meeting, the following five directors have no disqualifying material relationships with us or our subsidiaries and are, therefore, independent: Messrs. Haggerty, Little, Novick, Smoot and Turner. As of the date of this Proxy Statement, the Board of Directors has not made a formal determination as to the independence of Messrs. Harvey and Paulini, but it is not aware of any relationships between them and Millennium or its subsidiaries that would disqualify them from being deemed independent. The NASDAQ standards referenced above, as well as other corporate governance initiatives adopted by us, are set forth in the Corporate Governance Guidelines and are available to any shareholder upon request from the Corporate Secretary.

Attendance and Committees of the Board

The Board of Directors has established the following committees: Executive Committee, Audit Committee, Compensation Committee, Nominating and Governance Committee and Loan Committee. Each member of the Audit Committee, Compensation Committee, and Nominating and Governance Committee has been determined by the Board to be independent in accordance with the requirements of the NASDAQ and the SEC (including the specific additional Sarbanes-Oxley Act of 2002 and SEC requirements for Audit Committee members) and our Corporate Governance Guidelines. A copy of the Audit Committee Charter is attached hereto as Appendix A, a copy of the Nominating and Corporate Governance Committee Charter is attached hereto as Appendix B, and a copy of the Compensation Committee Charter is attached hereto as Appendix C. Each committee has the authority to independently engage outside legal, accounting, or other advisors or consultants. Regularly scheduled executive sessions for nonmanagement directors only are authorized for all committees. Annually, the Audit Committee, Compensation Committee, and Nominating and Governance Committee conduct a review and evaluation of the performance of such committee and reviews and reassesses the adequacy of its charter in light of any changes to applicable rules and regulations.

Directors are expected to attend all meetings of the Board of Directors, assigned committee meetings, and the Annual Meeting of Shareholders. All of our current directors who will continue to serve on the Board after the Annual Meeting attended more than 75% of the Board meetings and assigned committee meetings held in 2005 except Mr. Hanes. The Board held 16 meetings during 2005, while the Audit Committee held 10 meetings, the Compensation Committee held 5 meetings, and the Nominating and Governance Committee held one meeting. There were no meetings of the Executive Committee in 2005. Seven directors attended the 2005 Annual Meeting of Shareholders.

A summary of the responsibilities and authority of each of the committees follows.

Name of Committee and Members (as of the date of this Proxy Statement)	Functions of Committee	Number of Meetings in 2005

Executive: L. James D’Agostino* Grayson P. Hanes Stewart R. Little Carroll C. Markley David B. Morey Arthur J. Novick Robert T. Smoot Douglas K. Turner	May exercise the authority of the full Board between meetings of the Board, except that it may not: • Amend the Articles of Incorporation. • Adopt, amend, or repeal the Bylaws. • Approve or propose to shareholders any action that must lawfully be approved by shareholders. • Fill vacancies on the Board or any committee. • Approve our dissolution or merger or the sale of all or substantially all of our assets.	0

Audit: William P. Haggerty Stewart R. Little Arthur J. Novick Robert T. Smoot Douglas K. Turner

•      Appoints, compensates, retains, and directly oversees the work of our independent auditor.

•      Monitors the independence and qualifications of the independent auditor.

•      Monitors the integrity of our financial statements and recommends inclusion of the financial statements in our annual and quarterly filings with the SEC.

•      Reviews CEO and CFO disclosures on our internal controls system for our SEC 10-K and 10-Q filings.

•      Oversees the performance of our internal audit process.

•      Establishes a policy for the treatment of complaints received from employees regarding accounting or auditing matters.

•      Performs other related duties as defined in the written charter approved by the Board.

		10

Compensation: L. James D’Agostino* Susan B. Gregg* Arthur J. Novick Douglas K. Turner	• Recommends compensation for senior management. • Recommends compensation for directors. • Oversees and administers executive and employee compensation and benefit plans, including the Incentive Stock Option Plan and the 401(k) Plan and Trust. • Reviews employment agreements and benefits, as needed. • Reviews proposed new incentive stock option plans and other equity compensation arrangements.	5

Nominating and Governance: Michael Colen* Willliam P. Haggerty Stewart R. Little Robert T. Smoot

•      Makes recommendations to the Board regarding the size and composition of the Board, reviews qualifications of candidates, and recommends nominees to the Board.

•      Responsible for recommending our corporate governance practices, including establishing the Corporate Governance Guidelines.

•      Responsible for annually reviewing the qualifications and independence of incumbent directors and recommending changes in independence status for Board approval.

•      Recommends the structure and membership of Board committees.

•      Monitors compliance with our Code of Conduct and Code of Ethics for Senior Financial Officers and recommends changes to the codes as appropriate.

•      Leads the Board in its annual review of Board performance.

		1

Directors Loan Committee: Carroll C. Markley Grayson P. Hanes David B. Morey Arthur J. Novick Douglas K. Turner	Considers and approves (or disapproves) loan transactions that are outside the approval authority of the Corporation’s management.	0

*	Mr. D’Agostino has resigned from the Board effective at the Annual Meeting. Ms. Gregg and Mr. Colen, whose terms as directors expire at the Annual Meeting, have decided not to stand for re-election to the Board.

Director Compensation

Under our director compensation program, all members of our Board may receive a grant of nonqualified stock options annually for their service on the Board. Directors who also serve on subsidiary company boards may be similarly compensated. In 2005, directors received options to acquire 15 shares of our common stock for each board meeting attended and options to acquire 10 shares of our common stock for each assigned committee meeting attended. Additional stock options are granted to directors if our performance in a given year has met certain targeted goals established by the Board in conjunction with our annual profit plan. The stock options are fully exercisable on the date of grant and expire ten years after the grant date. Options are generally awarded in April.

Pursuant to a recommendation of the Compensation Committee in 2005, the Board of Directors approved a grant of stock options to directors, which was awarded on April 21, 2005 and valued at the composite closing price on that date of our common stock on the NASDAQ Capital Market of $7.51 per share. Grants awarded ranged, per director, from 200 to 685 shares of common stock subject to issuance per option. The average number of shares subject to being issued per stock option granted was 446. Thus, if a director had been granted a stock option underlying issuance of 446 shares for the year 2005, that director would have received compensation valued at approximately $3,350.

In 2005, nine of our directors (including Messrs. Haggerty, Hanes, Markley, Morey, Novick, Smoot, and Turner) also served as directors of Millennium Bank and were entitled to receive stock option compensation paid by Millennium Bank similar to that granted to our directors. However, in 2005 all of our board and committee meetings were held jointly with Millennium Bank, and directors were paid only on a per-meeting-attended basis. Therefore, no additional fees were paid to these directors for bank service in 2005.

During 2005, four of our directors (including Messrs. Markley, Morey, and Smoot) served on the Board of Directors of Millennium Capital, Inc., a subsidiary of Millennium Bank which became inactive on September 1, 2005. The Millennium Capital board, however, continued to meet through the end of the year on an as-needed basis. The directors on this board received options to acquire 10 shares of Millennium common stock for each of the nine meetings held in 2005.

Executive Sessions

Under our Corporate Governance Guidelines and NASDAQ rules, independent directors are required to meet in regular executive sessions of the Board of Directors at least two times per year and at such other times as they deem necessary or advisable. Under the Corporate Governance Guidelines, the director who presides over executive sessions may be the Chairman of the Executive Committee, if an independent director; or, in his or her absence, the Chairman of any other Board committee may preside over the executive sessions of the Board in this order: Nominating and Governance Committee, Audit Committee and Compensation Committee. Our independent directors met in executive session two times during 2005.

Transactions with Executive Officers and Directors

We lease our main office from 1601 Washington Plaza, LLC. There are 63 unit owners of 1601 Washington Plaza, LLC, all of whom are shareholders of Millennium. Among the unit owners are shareholders who are also directors or members of management. These include Carroll C. Markley, our Chairman, President and CEO, Ian C. Markley, a director of Millennium Bank and son of Carroll C. Markley, and Messrs. Morey, Novick, Paulini, Smoot, and Turner, all of whom are also directors of Millennium, or in Mr. Paulini’s case a nominee for election as director. The lease is for a ten-year term, expiring in 2009 with an option to renew the lease for an additional ten-year period. Millennium’s payments to 1601 Washington Plaza, LLC under the lease totaled $219,396 in 2005. The terms of this lease are substantially similar to the terms of similar leases that are the result of “arm’s length” negotiations between unrelated parties, and the leasing rate is comparable to current market rates.

We also lease the branch office location in Herndon, Virginia, from 1051 Elden Street, LLC. There are 33 unit owners of 1051 Elden Street, LLC, all of whom are shareholders of Millennium. Among the unit owners are shareholders who are also directors or members of management. These include Carroll C. Markley, Ian C. Markley, I & C Associates, LLC, and Messrs. Morey, Novick, and Smoot. Mr. Paulini, a nominee for election to our board, is also a unit owner. We entered into this lease on April 1, 2003 for a ten-year term with the option to renew for three additional periods of five years each, and our payments to 1051 Elden Street, LLC under this lease totaled $121,716 in 2005. The terms of this lease are substantially similar to the terms of similar leases that are the result of “arm’s length” negotiations between unrelated parties, and the leasing rate is comparable to current market rates.

On June 4, 2004, Mr. Smoot entered into a letter of agreement with 1601 Washington Plaza, LLC and 1051 Elden Street, LLC to provide property management services to these entities through his wholly owned company, C-Squared Management & Development, L.L.C. In 2005, C-Squared Management & Development, L.L.C. received payments from these companies, totaling $6,000 and $3,000, respectively.

Millennium Capital, Inc., employed Mr. Morey in a consulting capacity to provide mortgage operations services during the period from October 1 through December 31, 2005. For these services, Mr. Morey was paid a total of $6,500. On January 1, 2006, Mr. Morey became a full-time, salaried employee of Millennium Bank.

The son of Grayson P. Hanes was employed as President of a company under contract to produce mortgage loan business for Hyland Financial Services, a division of Millennium Capital, Inc., from January 30, 2004 until August 31, 2005. In 2005, Grayson S. Hanes (the son) received compensation from Millennium amounting to $108,185. He remained affiliated with Millennium Hyland Mortgage, LLC (another subsidiary of Millennium Bank) until February 2006. Grayson P. Hanes is a partner with the law firm of Reed Smith, LLP. In 2005, Millennium paid legal fees amounting to $1,390 to Reed Smith, LLP for two sundry matters handled by attorneys other than Mr. Hanes.

Some of our directors and officers are at present, as in the past, customers of Millennium Bank, and we have had, and expect to have in the future, banking transactions in the ordinary course of business with directors and officers and their affiliates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

Code of Ethics

We maintain a Code of Conduct for directors and employees, as adopted by the Board of Directors, to ensure that each employee of Millennium and our subsidiaries understands the basic principles that govern their conduct in the workplace. The Board also has adopted a Code of Ethics for Senior Financial Officers, which applies to our principal executive officer and principal financial officer, as required by law. In 2005, there were no waivers to the Code of Conduct, nor were there any substantive amendments to the Code of Conduct or the Code of Ethics for Senior Management and Financial Officers. Shareholders may obtain a copy of the codes of ethics by contacting the Corporate Secretary, Millennium Bankshares Corporation, 1601 Washington Plaza, Reston, Virginia 20190.

Shareholder Communications with the Board

Any shareholder who wishes to contact the Board of Directors or any individual director serving on the Board may do so by written communication mailed to: Board of Directors (Attention: Name of Director(s), if appropriate), Corporate Secretary, Millennium Bankshares Corporation, 1601 Washington Plaza, Reston, Virginia 20190. Any proper communication received will be processed by the Corporate Secretary as agent for the Board. A copy of the communication will be promptly forwarded to each member of the Board or, if appropriate, to the member(s) of the Board named in the communication. The original shareholder communication will be maintained on file in the Corporate Secretary’s Office and made readily available to any director who should wish to review it.

Director Nominations

The Board of Directors has adopted a Director Nomination Policy, which sets forth the procedure for a shareholder to submit a director nominee recommendation, the timelines for receiving such nominations, the information required on each director nominee, and the evaluation process adopted by the Board. Any shareholder desiring to submit a director nominee for consideration by the Nominating and Governance Committee for the 2007 Annual Meeting must do so in accordance with Millennium’s bylaws and policies. Director nominations should be submitted in writing to the Corporate Secretary, acting as agent for the Nominating and Governance Committee, at

Millennium Bankshares Corporation, 1601 Washington Plaza, Reston, Virginia 20190. A copy of Millennium’s Director Nomination Policy is available to any shareholder and may be obtained from the Corporate Secretary as well.

Once a director nominee has been recommended, whether by a shareholder or otherwise, the Nominating and Governance Committee, in accordance with the Corporate Governance Guidelines, reviews the background and qualifications of the nominee. In selecting the slate of nominees to be recommended by the Committee to the Board, and in an effort to maintain a proper mix of directors that results in a highly effective governing body, the Committee also considers such factors as the occupational, geographic, and age diversity of all director nominees; the particular skills and ability of each nominee to understand financial statements and finance matters generally; community involvement of each nominee; and, the independence status of each nominee in accordance with the Corporate Governance Guidelines, NASDAQ standards and rules, and other applicable laws and regulations.

The Nominating and Governance Committee reports its recommendations concerning each director nominee to the Board. The Board then considers the Committee’s recommendations and selects those director nominees to be submitted to the shareholders for approval at the next Annual Meeting of Shareholders. The Board may, as a part of its consideration, request the Committee to provide it with such information pertaining to a director nominee as the Board deems appropriate to fully evaluate the qualifications of the nominee.

In a letter dated February 27, 2006, Mr. Harvey, as managing member of Hot Creek Capital, L.L.C., nominated four persons for election to our Board of Directors at the Annual Meeting. Among the persons nominated were Mr. Harvey and Mr. Paulini. Under the above-described agreement between Millennium and the Hot Creek group, these nominations were withdrawn, but the Board agreed to nominate Mr. Harvey and Mr. Paulini for election to the Board.

Stock Ownership of Directors

Under our Corporate Governance Guidelines, we expect our directors to own at least 1,000 shares of MBVA common stock within one year after initial election or appointment and to continue to own such shares throughout the full term of their service. Directors may own a combination of common stock and fully vested stock options to satisfy this requirement.

Policy on Accounting and Legal Complaints

The Board of Directors has adopted a Policy and Procedures for Accounting and Legal Complaints that governs the reporting of employee complaints regarding accounting, internal accounting controls, or auditing matters. Any complaints regarding such matters should be reported to Millennium’s Corporate Secretary, who will investigate or cause to be investigated all matters reported pursuant to this policy and who will maintain a record of such complaints that includes the tracking of their receipt, investigation, and resolution. The Corporate Secretary will periodically prepare a summary report of such complaints for the Audit Committee, which will oversee the consideration of all reported complaints covered by this policy. This policy is part of Millennium’s Code of Conduct and is available from the Corporate Secretary, Millennium Bankshares Corporation, 1601 Washington Plaza, Reston, Virginia 20190.

Audit Committee Report

The Audit Committee of the Board of Directors is currently composed of five directors and operates under a charter adopted by the Board of Directors. A copy of the Audit Committee Charter, as amended on May 25, 2006, accompanies this Proxy Statement as Appendix A. The Board of Directors has determined in its business judgment that each member of the Audit Committee is independent and is financially literate, each as required by applicable securities law. In addition, the Board of Directors has determined that one Audit Committee member, Mr. Haggerty, is a financial expert, along with one other member of the Board. The primary duties and responsibilities of the Audit Committee are to monitor (1) the integrity of Millennium’s financial statements, including the financial reporting process and systems of internal controls regarding finance and accounting; (2) Millennium’s compliance with related legal and regulatory requirements; and (3) the independence and performance of Millennium’s internal and external auditors. The Audit Committee also selects Millennium’s independent registered public accounting firm.

Management of Millennium is responsible for the internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Millennium’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In the performance of its oversight function, the Audit Committee has performed the duties required by its charter, and it has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards Number 61, Communication with Audit Committees, as currently in effect.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard Number 1, Independence Discussions with Audit Committees, as currently in effect, and the Audit Committee has discussed with the independent registered public accounting firm its independence. The Audit Committee also has received confirmations from management and has considered whether the provision of any nonaudit services by the independent registered public accounting firm to Millennium is compatible with maintaining the independence of the auditors.

Based upon a review of the reports by, and discussions with, management and the independent registered public accounting firm and the Board of Directors’ review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors to include the audited financial statements in Millennium’s Annual Report on Form 10-K for the year ended December 31, 2005.

The directors who constitute the Audit Committee as of the date of this proxy statement are:

Robert T. Smoot, Chair	William P. Haggerty
Arthur J. Novick, Vice Chair	Stewart R. Little
Douglas K. Turner

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Compensation of Executive Officers

The following table shows, for the fiscal years ended December 31, 2005, 2004, and 2003, the cash compensation that we paid, as well as certain other compensation paid or accrued for those years, to the named executive officers in all capacities in which they served:

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation				Long Term Compensation		All Other Compen- sation ($) (1)
		Salary ($)	Bonus ($)	Other Annual Compen- sation ($)		Securities Underlying Options (#)
Carroll C. Markley Chairman, President and Chief Executive Officer	2005 2004 2003	190,000 180,000 96,730	— 36,315 —	* * *		19,070 46,292 31,688	(2) (3)	— — 252

Anita L. Shull Executive Vice President and Chief Operating Officer	2005 2004 2003	160,000 150,000 124,596	— 30,263 —	* * 12,792	(4)	15,521 17,821 5,000		— — 16

Dale G. Phelps (5) Executive Vice President, Treasurer and Chief Financial Officer	2005	77,278	—	*		10,000		—

*	All other benefits that might be considered of a personal nature did not exceed the lesser of $50,000 or 10% of total annual salary and bonus.

(1)	Amounts disclosed in this column represent payments by Millennium to the executive officer’s account in Millennium’s 401(k) plan.

(2)	In 2003, Mr. Markley forfeited all options that were scheduled to vest in 2003 due to the less than satisfactory financial performance. In March 2004, the Board of Directors approved allowing those options that would have vested in 2003 to be vested for Mr. Markley’s option grant for 2004.

(3)	During November 2003, Millennium and Mr. Markley amended the terms of Mr. Markley’s employment agreement to convert his cash compensation for the last six months of 2003 into stock options under the employee’s incentive stock option program. Under the terms of the amendment, the options were granted on November 13, 2003 and fully vested on December 31, 2003 following Mr. Markley’s continued employment through December 31, 2003.

(4)	Amount includes the payment of $3,654 in country club dues and expenses and $9,138 attributable to the use of a company car.

(5)	Mr. Phelps’s employment with Millennium commenced June 6, 2005.

Stock Option Grants and Exercises

The following table sets forth for the year ended December 31, 2005 the grants of stock options to the named executive officers:

Option Grants in Last Fiscal Year (1)

Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						5%($)	10%($)
Carroll C. Markley	18,385	(2)		8.46	3/27/2015	97,816	247,866
	685			7.51	4/20/2015	3,235	8,199

	19,070		24.4			101,051	256,065
Anita L. Shull	15,321	(2)		8.46	3/27/2015	81,515	206,574
	200			7.51	4/20/2015	945	2,394

	15,521		19.8			82,460	208,968
Dale G. Phelps	10,000		12.8	7.18	6/30/2015	45,155	114,431

(1)	Options to purchase 78,261 shares of common stock were granted to employees and directors during the year ended December 31, 2005, all of which had an exercise price equal to the market value on the date of grant. No SARs have been granted. All of the options were granted for services provided in 2004, except that Mr. Phelps’s options were granted in connection with his commencement of employment with Millennium.

(2)	Vesting of Mr. Markley’s and Ms. Shull’s 2005 options was accelerated in November 2005 to avoid future compensation expense. Options were “out-of-the-money” at the date of acceleration.

The following table sets forth for the year ended December 31, 2005 the aggregate option exercises and option values:

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values(1)

Name	Shares Acquired on Exercise (#)	Value Realized ($)(2)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)(3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Carroll C. Markley	—	—	242,540	39,680	605,996	144,832
Anita L. Shull	—	—	51,342	7,000	50,785	13,950
Dale G. Phelps	—	—	—	10,000	—	14,700

(1)	No SARs have been granted.

(2)	Value represents the difference between the option price and the market value of MBVA common stock on the date of exercise, rounded to the nearest dollar.

(3)	Value represents the difference between the option price and the market value of MBVA common stock on December 31, 2005, rounded to the nearest dollar.

Equity Compensation Plan Information

The following table sets forth information, as of the end of the fiscal year ended December 31, 2005, with respect to compensation plans under which we are authorized to issue shares of common stock.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans[1]
Equity Compensation Plan Approved by Shareholders	708,406	$6.01	1,100,364
Equity Compensation Plans Not Approved by Shareholders [2]	—	—	—
Total	708,406	$6.01	1,100,364

(1)	Amounts exclude any securities to be issued upon exercise of outstanding options, warrants and rights.

(2)	The Company does not have any equity compensation plans that have not been approved by shareholders.

Employee Benefit Plans. The Millennium Bankshares Corporation 401(k) Plan and Trust is maintained to provide a means for substantially all of our employees to invest up to 50% of their cash compensation on a pretax basis for retirement. The plan does not provide for us to match the employee’s contribution at this time.

Employment Agreements

We have entered into Employment Agreements with the three senior executive management officers who are the “named executive officers” (collectively, “Executive Management” and each one an “Executive Officer”).

Carroll C. Markley. On January 1, 2005, Mr. Markley entered into an employment agreement with us and Millennium Bank for a two-year term that is extended automatically each month (absent contrary notice by either party). As a result, two years remain on the term on his employment agreement at any time unless either party elects not to extend the term. The employment agreement provides for a base annual salary of $190,000 and his service as our Chairman of the Board, Chief Executive Officer, and President of and Chairman of the Board and Chief Executive Officer of Millennium Bank. The Employment Agreement also allows for Mr. Markley’s participation in the Millennium Bank, N. A. Executive Incentive Compensation Plan, wherein his “target bonus” is 25% of his base salary, subject to the terms of the plan. During the term of the employment agreement, Mr. Markley will be entitled to receive, on the same basis as other of our similarly situated officers, group employee benefits such as paid time off (sick leave and vacation), long-term disability insurance coverage, health, life and accident insurance, and similar noncash compensation that we or Millennium Bank may from time to time extend to its officers. In addition, Mr. Markley’s employment agreement allows for the use of a vehicle owned by Millennium Bank and payment of country club dues.

Mr. Markley has the right to terminate his employment agreement upon 60 days of notice to us and Millennium Bank in writing. We, at any time and without notice, may terminate him for “cause.” Termination for cause includes termination as an employee, officer, and director of us and Millennium Bank. In such an event, Mr. Markley would be entitled to receive only that base salary earned on or before his last day of active service, and other post-employment benefits required by law or our policies. He would not be entitled to receive any portion of his target bonus for the period in which the termination occurs but would receive any accrued bonus for any performance period completed prior to the date of termination.

We may also terminate employment without cause as long as two-thirds of the members of our Boards of Directors approve such termination. Mr. Markley would be entitled to receive (a) a lump sum payment consisting of his base salary for 24 months, (b) a lump sum payment consisting of his target bonus for the year in which such termination occurs, and (c) payment by us or Millennium Bank of his health insurance coverage for 18 months, provided that he elects to receive such coverage. All payments and benefits are subject to the execution of a valid separation agreement and general release, which includes a release of all claims Mr. Markley may have against Millennium Bank and all of its respective subsidiaries, affiliates, directors, officers, employees, shareholders, and agents (other than rights of indemnification, rights to directors and officers insurance, and any rights to accrued benefits under the employee benefit plans), cooperation and nondisparagement clauses, and an affirmation of post-employment restrictions previously agreed to by Mr. Markley.

Mr. Markley’s employment and rights to compensation under his employment agreement will terminate if Millennium Bank ceases operations or if he is unable to perform the duties of his positions due to death or disability (as disability is defined in the agreement). In the event of termination due to death or disability, his heirs, beneficiaries, successors, or assigns are entitled only to receive any compensation fully earned prior to the date of his death or incapacitation due to disability and will not be entitled to any other compensation or benefits, except to the extent specifically provided in his employment agreement or required by law or that certain benefit plans or policies under which he is covered provide a benefit to his heirs, beneficiaries, successors, or assigns.

Mr. Markley’s employment agreement also imposes post-employment restrictions for a one-year period, including noninterference with customers of Millennium Bank, nonsolicitation and nonhiring of employees of us or Millennium Bank, and noncompetition by not engaging in banking activities in a national or state bank within a ten-mile radius of Millennium Bank’s headquarters.

With regard to a change in control wherein Mr. Markley’s employment is terminated within a certain period or his conditions of employment are substantially changed from those enumerated in his employment agreement, he will be entitled to receive (a) severance payment in the amount of his base salary and target bonus for the greater of (1) the remainder of the applicable term of his employment agreement or (2) 48 months, and (b) continued health care coverage for the remainder of the term of the employment agreement. The compensation paid to him due to a change in control shall offset any compensation owed to him for the same period under his employment agreement and is not intended to provide double compensation to him for any period of time. All stock options granted to Mr. Markley also will become fully vested upon a change in control if they have not already vested in full.

On August 1, 2006, we announced that Mr. Markley had informed us that he intended to retire from active management of Millennium and Millennium Bank on March 31, 2007. We will commence a search for a successor to Mr. Markley soon after the Annual Meeting; the search will be led by the Nominating and Governance Committee of our Board. Mr. Markley has indicated that he will remain as our President and Chief Executive Officer until a successor is hired if his successor has not been hired by March 31, 2007. In connection with this announcement and our search for a successor to Mr. Markley, we have entered into a new Employment Agreement with him and a Consulting Agreement with CCM Consulting Services, Inc., which is wholly owned by Mr. Markley. These agreements, which are discussed in more detail below, will be effective upon the day after the date the successor to Mr. Markley commences employment with us.

Anita L. Shull. Ms. Shull entered into an employment agreement with Millennium Bank effective May 27, 2004. The employment agreement provides for her service as Chief Operating Officer and Executive Vice President and President and Chief Operating Officer of Millennium Bank, and is for an initial three-year term, with automatic one-year renewals thereafter. The employment agreement initially fixed her base annual salary at $150,000, with subsequent increases at the discretion of the Board of Directors of Millennium Bank.

The employment agreement also allows for Ms. Shull’s participation in the Millennium Bank, N.A. Executive Incentive Compensation Plan, wherein her “target bonus” is 25% of her base salary, subject to the terms of the plan. During the term of the employment agreement, Ms. Shull will be entitled to receive, on the same basis as other similarly situated officers of Millennium Bank, group employee benefits such as paid time off (sick leave and vacation), long-term disability insurance coverage, health, life and accident insurance, and similar noncash compensation that we or Millennium Bank may from time to time extend to its officers. In addition, Ms. Shull’s Agreement allows for the payment of country club dues.

Ms. Shull may terminate her employment upon mutual agreement with Millennium Bank. In such case, Ms. Shull agrees not to seek employment or be engaged to provide services to any other bank or financial institution that is located within 25 miles of the bank’s offices in Reston, Virginia, or within 25 miles of any of the bank’s branches then in existence. Millennium Bank may terminate employment without cause upon giving Ms. Shull three months of notice prior to termination. In such case, Ms. Shull would be entitled to receive (a) a lump sum payment consisting of an amount equal to her base salary for the number of days left in the term of her employment agreement or for nine months, whichever is greater, (b) a lump sum payment of her target bonus for the year in which the termination without cause occurs, and (c) payment by the bank of health and major medical insurance for the remainder of the term of the employment agreement or 18 months, whichever is less. All payments and benefits are subject to the execution of a valid separation agreement and general release, which includes a release of all claims Ms. Shull may have against Millennium Bank and all of its respective subsidiaries, affiliates, directors, officers, employees, shareholders, and agents (other than rights of indemnification, rights to directors and officers insurance, and any rights to accrued benefits under the employee benefit plans), a cooperation clause, a nondisparagement clause, and an affirmation of post-employment restrictions previously agreed to by Ms. Shull.

Millennium Bank, at any time and without notice, may terminate Ms. Shull for “cause.” In such an event, Ms. Shull would be entitled to receive only that base salary earned on or before her last day of active service, and other post-employment benefits required by law or the bank’s policies. She would not be entitled to receive any portion of her target bonus for the period in which the termination occurs but would receive any accrued bonus for any performance period completed prior to the date of termination.

Ms. Shull’s employment and rights to compensation under her employment agreement will terminate if Millennium Bank ceases operations or if she is unable to perform the duties of her positions due to death or disability (as disability is defined in the agreement). In the event of termination due to death or disability, her heirs, beneficiaries, successors, or assigns are entitled only to receive any compensation fully earned prior to the date of her death or incapacitation due to disability and will not be entitled to any other compensation or benefits, except to the extent specifically provided in her employment agreement or required by law or that certain benefit plans or policies under which she is covered provide a benefit to her heirs, beneficiaries, successors, or assigns.

With regard to a change in control wherein Ms. Shull’s employment is terminated within a certain period or the conditions of her employment are substantially changed from those enumerated in her employment agreement, she will be entitled to receive (a) a lump sum severance payment in the amount of her base salary and target bonus for the greater of (1) the remainder of the applicable term of her employment agreement or (2) 48 months, and (b) continued health insurance coverage for the remainder of the term of her employment agreement or 18 months, whichever is less, provided that she is covered under the Bank’s health insurance plan at that time and timely elects continued coverage. The compensation paid to her due to a change in control shall offset any compensation owed to her for the same period under her employment agreement and is not intended to provide double compensation to her for any period of time. All stock options granted to Ms. Shull also will become fully vested upon a change in control if they have not already vested in full.

In addition, if Ms. Shull or Millennium Bank should receive notice from tax counsel or the certified public accounting firm acting on behalf of the bank that the payment Ms. Shull would be receiving under her employment agreement or otherwise would be considered to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor statute then in effect, the aggregate payments by Millennium Bank under the employment agreement are to be reduced to the highest amount that may be paid to Ms. Shull without having any portion of any amount payable to her by Millennium Bank or a related entity under the employment agreement or otherwise treated as such an “excess parachute payment.” The reduction is to extend to the last payment due to Ms. Shull under the change in control section, if permitted by applicable law and without adverse tax consequence. In the event that payments are made which are later confirmed to be “excess parachute payments” by a tax advisor, such payments are to be considered a loan by Millennium Bank to Ms. Shull, and such loan is to be repaid by Ms. Shull, with interest, upon demand.

Dale G. Phelps. Mr. Phelps entered into an employment agreement with Millennium Bank effective June 6, 2005. His employment agreement provides for his service as Executive Vice President and Chief Financial Officer for both Millennium Bank and us and is for an initial three-year term with automatic one-year renewals thereafter. The employment agreement provides for an annual base salary of $135,000, with annual increases at the discretion of Millennium Bank. Mr. Phelps is eligible to participate in the Millennium Bank, N.A. Executive Incentive Compensation Plan, and his “target bonus” eligibility under the plan is 15% of his base salary, subject to the terms of the plan.

During the term of his employment agreement, Mr. Phelps will be entitled to receive, on the same basis as other of our similarly situated officers, group employee benefits such as paid time off (sick leave and vacation), long-term disability insurance coverage, health, life and accident insurance, and similar noncash compensation that Millennium Bank or we may from time to time extend to our officers. He may also choose to participate in our 401(k) Plan and Trust.

If Millennium Bank should terminate Mr. Phelps’s employment agreement for any reason other than “cause,” Mr. Phelps will receive (a) a lump sum severance payment in the amount of his base salary for the greater of the remainder of the applicable term under the employment agreement or nine months, (b) a lump sum payment of his target bonus for the year in which the termination occurs, and (c) health insurance coverage for the remainder of the term of the employment agreement or 18 months, whichever is less. The employment agreement contains nondisclosure and noninterference provisions and a noncompetition provision for a period of one year following the termination of employment. If Mr. Phelps should be terminated for cause, he would be entitled to receive only that base salary earned on or before his last day of active service and other post-employment benefits required by law or under bank policy. He would not be entitled to receive any portion of his target bonus for the period in which the termination occurs but will receive any accrued bonus for any performance period completed prior to the date of termination. In the event of termination by death or disability, Mr. Phelps or his heirs, beneficiaries, successors, or assigns, will be entitled only to receive any compensation fully earned prior to the date of death or incapacitation due to disability and will not be entitled to any other compensation or benefits, except to the extent specifically provided in his employment agreement or to the extent required by law or to the extent that such benefit plans or policies under which Mr. Phelps is covered provide a benefit to him or his heirs, beneficiaries, successors, or assigns. Mr. Phelps’s employment agreement also imposes standard post-employment restrictions for a one-year period, including noninterference with customers of Millennium Bank and nonsolicitation and nonhiring of employees of Millennium or Millennium Bank.

In the event of a change in control of us wherein Mr. Phelps’s employment is involuntarily terminated within six months prior to or 12 months after the change in control, Mr. Phelps will be entitled to receive, in addition to any other post-employment benefits to which he would be entitled under bank policy, (a) a lump sum severance payment in the amount of his base salary and target bonus for the greater of the remainder of the applicable term of his employment agreement or 24 months, and (b) health insurance coverage for the remainder of the term of his employment agreement or 18 months, whichever is less, provided that he was covered under the bank’s health plan at the time and timely elects continued coverage. The compensation to be paid under this section shall offset any compensation owed to Mr. Phelps for the same period under his employment agreement and is not intended to provide double compensation to him for any period of time. In addition, to the extent permitted under the terms of our Stock Option Plan and/or any stock option agreements with Mr. Phelps, said stock options will become fully vested in the event of a change in control.

In addition, if Mr. Phelps or Millennium Bank should receive notice from tax counsel or the certified public accounting firm acting on behalf of the bank that the payment Mr. Phelps would be receiving under the employment agreement or otherwise would be considered to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor statute then in effect, the aggregate payments under Mr. Phelps’s employment agreement are to be reduced to the highest amount that may be paid to him without having any portion of any amount payable to him treated as such an “excess parachute payment.” The reduction is to extend to the last payment due to Mr. Phelps under the change in control section of his employment agreement, if permitted by applicable law and without adverse tax consequence. In the event that payments are made which are later confirmed to be “excess parachute payments” by a tax advisor, such payments are to be considered a loan by us to Mr. Phelps, and such loan is to be repaid by Mr. Phelps, with interest, upon demand.

New Carroll C. Markley Employment and Consulting Agreements

As noted above, in connection with the announcement of his retirement, we have entered into a new employment agreement with Mr. Markley and also a consulting agreement with CCM Consulting Services, Inc. (“CCM Consulting”), a Virginia corporation wholly owned by Mr. Markley. The agreements become effective one day after the later of March 31, 2007 or such time when the employment of a successor to Mr. Markley as Chief Executive Officer of Millennium and Millennium Bank has commenced. Under the agreements, Mr. Markley will remain an employee of Millennium and also provide consulting and advisory services to us. In addition, Mr. Markley will serve as a member of the board of directors of both Millennium and Millennium Bank during the term of the consulting agreement. Each of the agreements has a term of two years from their effective dates, and the agreement terms will run concurrently.

We will pay CCM Consulting $152,000 per year under the consulting agreement and will pay Mr. Markley a salary of $38,000 per year under the employment agreement. Also under the employment agreement, Mr. Markley will be eligible to receive a bonus of up to $47,500, depending upon the amount of the bonuses that are payable to our executive officers under our incentive compensation plan. During the term of the agreements, Mr. Markley will be entitled to receive, on the same basis as our executive officers, group employee benefits such as paid time off (sick leave and vacation), long-term disability insurance coverage, health, life and accident insurance, and similar noncash compensation that the Company or the Bank may from time to time extend to its executive officers. In addition, Mr. Markley will have the use of a vehicle and payment of country club dues.

Mr. Markley or CCM Consulting, as the case may be, has the right to terminate the consulting agreement and the employment agreement upon 60 days’ written notice to us, and we, at any time and without notice, may terminate either of the agreements for “cause” (as cause is defined in the agreements). In such an event, Mr. Markley or CCM Consulting would be entitled to receive only that compensation earned on or before the last day of active service under the relevant agreement, and other post-termination benefits required by law or Millennium policies.

The agreements and Mr. Markley’s rights to compensation under the agreements will terminate if we or Millennium Bank ceases operations or if he is unable to perform the duties of his positions due to death or “disability” (as disability is defined in the agreements). In the event of termination due to death or disability, Mr. Markley’s heirs, beneficiaries, successors, or assigns are entitled only to receive any compensation fully earned prior to the date of his death or incapacitation due to disability and will not be entitled to any other compensation or benefits, except to the extent specifically provided in the consulting agreement or required by law or to the extent that benefit plans or policies under which he is covered provide a benefit to his heirs, beneficiaries, successors, or assigns.

For a one-year period after termination of the agreements, Mr. Markley and CCM Consulting would be prohibited from interfering with our customers, soliciting or hiring employees of us or Millennium Bank, and competing with us within a ten-mile radius of our headquarters.

If there is a “change in control” (as defined in the agreements) that occurs during the term of the agreements or within six months following expiration of the agreements (unless Mr. Markley or CCM Consulting was terminated for cause), Mr. Markley and CCM Consulting will receive, in addition to any other post-termination benefits to which Markley may be entitled under Millennium policy, a lump-sum payment in the amount of his salary and target bonus, and the compensation to be paid to CCM Consulting, for 48 months. The compensation paid to Mr. Markley and CCM Consulting due to a change in control will offset any compensation owed for the same period under the agreements and is not intended to provide double compensation for any period of time. All stock options granted to Mr. Markley also will become fully vested upon a change in control if they have not already vested in full. If the payments to Mr. Markley and CCM Consulting would be considered to be “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986 or any successor provision of federal income tax law, the aggregate payments by Millennium will be reduced to the highest amount that may be paid by Millennium without having any portion of any amount payable treated as “excess parachute payments.” If permitted by applicable law and without adverse tax consequence, such reduction will be made to the last payment due under the agreements.

Compensation Committee Report on Executive Compensation

The Compensation Committee is responsible for oversight and review of Millennium’s compensation and benefit plans, including administering the stock incentive plan for employees, and recommending the annual compensation for the chief executive officer and the other executive officers for approval by the Board of Directors of Millennium.

Compensation Philosophy

The Compensation Committee reviews on an annual basis the appropriateness and effectiveness of Millennium’s compensation philosophy and guiding principles, which consist of the following:

1.	Compensation and reward systems should be a management tool to achieve business results; and

2.	Annual compensation adjustments should be aligned with relative internal performance targets and contributions to the overall achievement of Millennium’s objectives.

Compensation for the executive officers of Millennium is specified in the employment agreement of each executive officer. The Board of Directors may increase the salary of an executive officer. In such cases, compensation is structured to emphasize variable pay based on performance, with base salary set comparable to market median, and cash incentive opportunities generally set comparable to market median, so that total cash compensation opportunities may be compared to a peer group of publicly traded bank or financial services holding companies that the Compensation Committee has determined is an appropriate comparison group for this purpose (the “Peer Group”). This same group of companies serves as the peer group in the Performance Graph set forth in this proxy statement.

Millennium has established incentive compensation programs for executive officers that consist of an annual cash incentive (bonus), stock-based long-term incentive awards, and standard employee benefits. The annual cash incentive and long-term incentive programs emphasize variable compensation for executive officers that is tied to the financial results of Millennium. The Compensation Committee considers cash incentive payments and long-term incentive awards to executive management and makes recommendations to the Board of Directors for approval.

Components of Executive Compensation

Annual Base Salary. As of January 1, 2005, Carroll C. Markley’s current employment agreement became effective, which provides for an annual salary of $190,000, an increase of $10,000 over his salary for the prior year. Anita L. Shull’s employment agreement became effective on May 27, 2004 and provided her with an annual salary of $150,000, which was increased in 2005 to $160,000. Dale G. Phelps was employed on June 6, 2005, and his employment agreement provides him with an annual salary of $135,000. In 2005, Mr. Phelps was compensated $77,278 for the portion of the year that he worked.

Annual Cash Compensation. Due to the disappointing performance of Millennium for 2005, there were no bonuses awarded to executive officers for performance in that year. Millennium’s performance is discussed in its Form 10-K Annual Report to the Securities and Exchange Commission for the Fiscal Year Ended December 31, 2005 under “Management’s Discussion and Analysis.”

Long-Term Stock Incentive Plan. In 1999, the Board of Directors unanimously approved the adoption of a new equity incentive plan, the Millennium Bankshares Corporation Stock Option Plan, which was approved by shareholders at the May 4, 2000 Annual Meeting of Shareholders. Stock options may be granted to any employee, including executive officers, as determined by the Compensation Committee and Board of Directors. Awards that may be granted under the Stock Option Plan include incentive stock options and nonqualified stock options.

On March 28, 2005, after considering the total compensation package of each executive officer (which included Mr. Markley and Ms. Shull only at the time), the Compensation Committee approved grants of options to acquire 18,385 and 15,321 shares of Millennium common stock to Mr. Markley and Ms. Shull, respectively, for performance in 2004. Additionally, Mr. Markley was awarded an option to acquire 685 shares, and Ms. Shull was awarded an option to acquire 200 shares, each for his or her service on the Board of Directors of Millennium Bank in 2004. At the time of Mr. Phelps’s employment with Millennium in 2005, he was granted an option to acquire 10,000 shares, which will become vested and exercisable at the rate of 50% in 2009 and 50% in 2010.

In conjunction with Millennium’s cost-cutting program initiated in the fourth quarter of 2005, the Board of Directors of Millennium considered a proposal by the Compensation Committee to vest certain underwater incentive stock options prior to the end of 2005, since the new accounting rule, SFAS No. 123R – Share-Based Payment, would become effective on January 1, 2006. At its regular meeting on November 17, 2005, the Board approved the vesting in full of 18,385 out-of-the-money incentive stock options for Carroll C. Markley and 15,321 out-of-the-money incentive stock options for Anita L. Shull.

Perquisites Practices. Perquisites in 2005 for the executive officers were limited to the use of a company car and the payment of country club membership dues for Mr. Markley and Ms. Shull. The cost of a company car was as follows: Mr. Markley, $3,015, and Ms. Shull, $10,925, which included monthly depreciation of $1,138 for the first eight months of the year only. Country club membership dues amounted to $5,909 for Mr. Markley and $3,768 for Ms. Shull.

Other Employee Benefit Plans. During 2005, Millennium maintained various employee benefit plans that constitute a portion of the total compensation package available to Executive Officers and all eligible employees of Millennium. These plans are a 401(k) plan which permits employees to invest up to 50% of their compensation annually, a flexible benefit health plan wherein employees may set aside a lump sum annually to be used as needed for personal health care expenses throughout the year, and a health insurance plan that provides medical and dental coverage for all eligible employees. In October 2005, the Compensation Committee recommended to the Board of Directors a change in the investment management company utilized for Millennium’s 401(k) plan. The Board deemed it in the best interests of Millennium and its subsidiaries to change the investment fund manager of the Millennium Bankshares Corporation 401(k) Plan and Trust and approved the engagement of The Principal Group to replace Alliance/Siegal TPA effective as of January 1, 2006.

Conclusion

The Compensation Committee believes that the components of its total compensation program have been administered in a fair and reasonable manner and consistent with past practices of Millennium. The executive officer compensation program is based on the financial performance of Millennium and appropriately links executive performance to the annual financial and operational results of Millennium and the long-term financial interests of the shareholders. The Committee believes that the foregoing compensation philosophy should be reviewed annually and adjusted as appropriate.

Submitted by the Compensation Committee of the Board of Directors:

L. James D’Agostino*

Susan B. Gregg*

Arthur J. Novick

Douglas K. Turner

*	Mr. D’Agostino has resigned from the Board effective at the Annual Meeting. Ms. Gregg, whose term as a director expires at the Annual Meeting, has decided not to stand for re-election to the Board.

Shareholder Return Performance Graph

Set forth below is a graph comparing the total return of MBVA common stock, The NASDAQ Stock Market and the NASDAQ Bank Stocks. The graph assumes $100 invested on February 7, 2002, the first day that MBVA common stock traded on the NASDAQ Stock Market, and in each of the indices.

The following table summarizes the information contained in the graph.

	Cumulative Total Return For Period Ending
	2/02	12/02	12/03	12/04	12/05
MILLENNIUM BANKSHARES CORPORATION	100	100.83	123.72	139.53	134.11
NASDAQ STOCK MARKET	100	75.62	113.06	123.04	125.65
NASDAQ BANK STOCKS	100	103.72	133.43	152.69	149.17

The NASDAQ Stock Market index consists of all domestic shares traded on the NASDAQ National Market and the NASDAQ Capital Market, excluding preferred stock, and rights and warrants to acquire stock. The NASDAQ Bank Stocks index comprises shares traded on the NASDAQ National Market and the NASDAQ Capital Market, excluding preferred stock and rights and warrants to acquire stock for industries with a Standard Business Classification code of 602 and 671 only.

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF AUDITORS

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006

At a meeting on May 11, 2006, the Audit Committee of the Board of Directors took action to approve the retention of the accounting firm of Crowe Chizek and Company LLC as the independent auditors for Millennium for the fiscal year ending December 31, 2006. Subsequently, the Board made the decision to seek shareholder ratification of this action. A representative from the firm is expected to be present at the Annual Meeting and will have an opportunity to respond to shareholder questions.

Fees to Auditors

The following table shows the aggregate fees billed to us for professional services by Crowe Chizek and Company LLC (“Crowe Chizek”), our independent registered public accounting firm, for fiscal years 2005 and 2004:

	2005	2004
Audit Fees	$80,000	$88,300
Audit-Related Fees	7,500	11,650
Tax Fees	7,500	13,000
All Other Fees	30,575	—

Total	$125,575	$112,950

Audit Fees

This category includes the aggregate fees billed by Crowe Chizek for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2005, for the review of the financial statements included in our reports on Form 10-K and Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings and engagements.

Audit-Related Fees

The aggregate fees billed by Crowe Chizek for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under the heading “Audit Fees” above for the fiscal years ended December 31, 2005 and December 31, 2004 were $7,500 and $11,650, respectively. During both 2005 and 2004, these fees include a required audit of an employee benefit plan. During 2004, these services also included the review of various accounting standards and discussions with the Board of Directors and the Audit Committee.

Tax Fees

The aggregate fees billed by Crowe Chizek for professional services for tax compliance, tax advice and tax planning for the fiscal year ended December 31, 2005 were $7,500. During 2004, Crowe Chizek billed $13,000 for these services. These services generally included tax return preparation.

All Other Fees

The aggregate fees billed by Crowe Chizek for all other services rendered to us for the fiscal year ended December 31, 2005 was $30,575. This amount was in conjunction with the review of Millennium’s Registration Statement filed with the Securities and Exchange Commission in connection with the proposed acquisition of Albemarle First Bank, Charlottesville, Virginia.

Pre-Approval Policies and Procedures

The Audit Committee engages the independent public accountants and defines the scope of their services on an annual basis. Any proposed changes to the services established by the Audit Committee through the engagement process will be reviewed with the Audit Committee in advance of the services being rendered to ensure that the accounting firm’s independence is maintained. All audit related services, tax services and other services for 2005 were pre-approved by the Audit Committee through the engagement process, and the Audit Committee has concluded that the services provided by Crowe Chizek during 2005 were compatible with the maintenance of that firm’s independence in the conduct of their auditing functions. The Audit Committee’s Charter provides for pre-approval of audit, audit-related and tax services.

Auditor Independence

The Audit Committee is required to consider the independence of Crowe Chizek when engaging the firm to perform audit-related and other services. In 2005, it was determined by the Committee that audit-related and other services provided and the fees paid for those services were compatible with maintaining the independence of Crowe Chizek and Company LLC.

Vote Required and Recommendation

In order to be adopted, this proposal must be approved by the holders of a majority of the outstanding shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting. If the shareholders do not ratify the appointment of Crowe Chizek and Company LLC, our Board of Directors will consider the selection of other auditors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF CROWE CHIZEK AND COMPANY LLC.

OTHER MATTERS

Proposals for 2007 Annual Meeting

Under SEC regulations, any shareholder desiring to make a proposal to be acted upon at the 2007 Annual Meeting of Shareholders must present such proposal to Millennium at its principal office in Reston, Virginia, by December 4, 2006 for the proposal to be considered for inclusion in Millennium’s proxy statement.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder even if the proposal is not to be included in Millennium’s proxy statement, Millennium’s Bylaws provide that the shareholder must give timely notice in writing to the Secretary of Millennium at least 60 days but no more than 90 days in advance of the first anniversary of the notice date of Millennium’s proxy statement for the preceding year’s annual meeting. Additional time limitations apply in the event of special meetings or annual meetings that are advanced by more than 30 days or delayed by more than 60 days from the first anniversary date of the prior year’s annual meeting. A proxy may confer discretionary authority to vote on any matter at an annual meeting if Millennium does not receive proper notice of the matter within the time frame described above.

As to each matter, the notice must contain (in addition to any information required by applicable law): (i) the name and address of the shareholder who intends to present the proposal and the beneficial owner, if any, on whose behalf the proposal is made; (ii) the number of shares of each class of capital stock of Millennium owned by the shareholder and such beneficial owner; (iii) a description of the business proposed to be introduced to the shareholders; (iv) any material interest, direct or indirect, which the shareholder or beneficial owner may have in the business described in the notice; and (v) a representation that the shareholder is a holder of record of shares of Millennium entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal.

Shareholder nominations for director must comply with the notice and informational requirements described above for other shareholder proposals, as well as additional information that would be required under applicable SEC proxy rules. See also “Corporate Governance Matters—Director Nominations” above.

Form 10-K

Millennium will provide without charge a copy of its Annual Report on Form 10-K upon written request. Requests and related inquiries should be directed to Corporate Secretary, Millennium Bankshares Corporation, 1601 Washington Plaza, Reston, Virginia 20190.

Section 16 Beneficial Ownership Reporting Compliance

Under federal securities laws, our directors and executive officers must report their beneficial ownership of MBVA common stock and any changes in that ownership to the SEC. The SEC has established specific dates for such reporting, and we are required to report any failure to file by the established dates during 2005. In 2005, these filing requirements were satisfied by all but three of Millennium’s directors and executive officers subject to the reporting requirements. Grayson P. Hanes was elected a director in May 2005, and although his Form 3 was filed late, he owned 5,000 shares of Millennium common stock since January 2005. Dale G. Phelps, who was employed in June 2005 and serves as Executive Vice President, Treasurer and Chief Financial Officer, filed a late Form 3 but owned no shares of Millennium common stock at the time of the filing. Director Stewart R. Little filed a late Form 5 on March 20, 2006 to report a gift in 2005 of 29,200 shares. In making this report, Millennium has relied on the written representations of its directors and executive officers subject to Section 16 and copies of the reports that have been filed with the SEC.

Other Business

The Board knows of no other matter to come before the Annual Meeting. However, if any other matter requiring a vote of the shareholders arises, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,

Barbara J. Chapman Corporate Secretary

Dated: August 25, 2006

Appendix A

MILLENNIUM BANKSHARES CORPORATION

AUDIT COMMITTEE

CHARTER

Purpose

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the company, (2) the independent auditor’s qualifications, independence and performance, (3) the performance of the company’s internal audit function, and (4) the company’s compliance with certain legal and regulatory requirements.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Committee shall meet the independence and experience requirements of Rule 4200(a)(15) of The NASDAQ Stock Market, Inc., Marketplace Rules, Section 10A-3(b)(1) of the Securities Exchange Act of 1934 (the “Exchange Act.”), and the rules and regulations of the Securities and Exchange Commission (“SEC”). Upon determination by the Board of Directors that any director fully qualifies as a financial expert as defined by the SEC, at least one such member will be appointed to the Committee. Committee members shall not simultaneously serve on the audit committees of more than two other public companies. The members of the Committee shall be appointed and may be replaced by the Board.

The Committee shall appoint its Chairman annually at the first meeting held following the May annual board meeting. The Committee may delegate to its Chairman such power and authority as the Committee deems appropriate, except such powers and authorities required by law or regulation to be exercised by the whole Committee.

Meetings

The Committee shall meet as often as it determines, but not less than quarterly. The Committee shall meet periodically with the company’s internal auditor and a representative of the company’s independent auditor’s firm in separate executive sessions. The Committee may request any officer or employee of the company or the company’s outside counsel or independent auditor to attend any meeting of the Committee for a specific purpose or to meet with any members of, or consultants to, the Committee. The Committee may meet in executive session as often as deemed appropriate. The executive session may be called by any member of the Audit Committee.

Committee Authority and Responsibilities

The Committee shall prepare the report required by the rules of the SEC to be included in the company’s proxy statement for its annual meeting of shareholders.

The Committee shall have the sole authority to appoint or replace the company’s independent auditor (subject, if applicable, to shareholder ratification) and shall approve the engagement of the independent auditor on an annual basis. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

The Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the company by its independent auditor, subject to the de minimis exceptions for nonaudit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Committee prior to the completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting, or other advisors. The company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent accounting firm for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

The Committee shall report to the Board after each meeting. The Committee shall review and reassess the adequacy of its Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review the Committee’s own performance.

Financial Statement and Disclosure Matters

The Committee’s oversight regarding financial statement and disclosure matters shall include the authority and obligation to:

1.	Review and discuss with management and the company’s independent auditor the annual audited financial statements, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations, and recommend to the Board whether the audit financial statements should be included in the company’s Form 10-KSB.

2.	Review and discuss with management, the internal auditor, and the independent auditor the company’s quarterly financial statements prior to the filing of its Form 10-QSB, including the results of the independent accounting firm’s review of the quarterly financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the company’s financial statements, including any significant changes in the company’s selection or application of accounting principles, any major issues as to the adequacy of the company’s internal controls and any special steps adopted in light of material control deficiencies.

4.	Review and discuss quarterly reports from the independent auditors on:

a.	All critical accounting policies and practices to be used.

b.	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accounting firms.

c.	Other material written communications between the independent auditor and management.

5.	Discuss with management the company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information as permissible, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (to consist of discussing the types of information to be disclosed and the types of presentations to be made).

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance-sheet structures, on the company’s financial statements.

7.	Discuss with management and the independent auditor the major financial risks and exposures and the steps management has taken to monitor, minimize or control such risks or exposures, including the company’s risk assessment and risk management policies.

8.

Discuss with the independent accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, relating to the conduct of the audit, including any difficulties encountered

Appendix A-2

in the course of the audit work, restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.	Review disclosures made to the Audit Committee by the company’s CEO and CFO during the certification process for the Form 10-KSB and Form 10-QSB about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the company’s internal controls. In the event of financial information restatement due to material noncompliance as a result of misconduct, the Audit Committee will establish procedures that address forfeiture of bonuses and profits for the CEO and CFO.

Oversight of the Company’s Relationship with the Independent Accounting Firm

1.	On an annual basis, the Committee shall obtain from the independent auditors and review a formal written statement delineating all relationships between the independent auditors and the company consistent with Independence Standards Board Standard No. 1 and such other requirements as may be established by the Public Company Accounting Oversight Board, discuss with the independent auditors any disclosed relationships and their impact on the independent auditors’ independence, and take appropriate action regarding the independence of the independent auditors.

2.	Discuss with the independent accounting firm at least annually the auditor’s internal quality control procedures and any material issues raised by the most recent peer review and all relationships between the independent auditor and the company. Evaluate the qualifications, performance, and independence of the independent accounting firm, including considering whether the auditor’s quality controls are adequate and whether the provision of permitted nonaudit services is compatible with maintaining the independent accounting firm’s independence, while taking into account the opinions of management and the internal auditors.

3.	Inquire as to the rotation of the lead (or coordinating) partner of the independent auditor having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

4.	Recommend to the Board policies for the company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the company.

5.	Meet with the independent accounting firm prior to the annual audit engagement to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

The Committee’s responsibilities with respect to the company’s internal audit function include the authority and obligation to:

1.	Ensure that the personnel who perform the company’s internal audit function, which may be performed by an outside company, report directly to the Audit Committee.

2.	Review the appointment and replacement of the company’s senior internal auditing executive.

3.	Review the significant reports to management prepared by the internal auditing department (or the outside audit consultant) and management’s responses.

4.	Discuss with the independent auditor and management the internal audit department responsibilities, budget, and staffing and any recommended changes in the planned scope of the internal audit.

Appendix A-3

Compliance Oversight Responsibilities

In connection with its oversight of the company’s compliance matters, the Committee will:

1.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

2.	Establish procedures for the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

3.	Discuss with management and the independent accounting firm any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the company’s financial statements or accounting policies.

4.	Discuss with the company’s legal counsel legal matters that may have a material impact on the financial statements or the company’s compliance policies.

5.	Perform any other activities consistent with this Charter, the company’s Bylaws, and governing laws and regulations as the Audit Committee or the Board deems necessary or appropriate.

Limitation of Audit Committee’s Role

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent accounting firm.

Adopted as Revised: 5/25/06

Appendix A-4

Appendix B

MILLENNIUM BANKSHARES CORPORATION

COMPENSATION COMMITTEE

CHARTER

Purpose

The Compensation Committee of Millennium Bankshares Corporation (the “Corporation”) shall be appointed by the Board of Directors to oversee and review the compensation and benefit plans of the Corporation consistent with the Corporation’s compensation philosophy and guiding principles, which consist of the following:

1.	Compensation and reward systems should be a management tool to achieve positive business results.

2.	Competitive total compensation opportunities should be provided based on relative industry performance.

3.	Total compensation should be aligned with relative internal performance and shall emphasize variable compensation that is tied to the financial results of the Corporation.

An annual review of the guiding principles of the Corporation’s total compensation program shall be conducted jointly by the Compensation Committee and management.

Committee Membership

Committee members shall be appointed annually by the Board and may be removed or replaced by the Board at any time. All members of the Committee shall meet the independence requirements of The Nasdaq Stock Exchange, Inc. (“Nasdaq”) and any standards of independence as may be prescribed by applicable laws and regulations relating to the Committee’s duties and responsibilities.

The Committee shall appoint its Chairman annually at the first meeting held following the Annual Shareholders and Organization Board Meetings held in accordance with the Corporation’s Bylaws. The Committee may delegate to its Chairman such power and authority as the Committee deems to be appropriate, except such powers and authorities required by law or regulation to be exercised by the whole Committee.

Meetings

The Compensation Committee shall meet as often as it determines. The Committee shall meet in Executive Session without members of management in attendance as often as deemed appropriate. The Executive Session may be called by any member of the Compensation Committee.

Responsibilities and Authority

The Compensation Committee shall have the following responsibilities and authority:

1.	Annually review and recommend to the Board compensation for directors.

2.	Annually review and recommend to the Board base salary, bonus, and long-term incentive compensation for the Chief Executive Officer.

3.	At least annually, review and recommend Board approval of base salaries, bonuses, and long-term compensation for all other executive officers.

4.	Review executive officers’ employment agreements, severance agreements, and change-in-control agreements, as needed, and recommend Board approval.

5.	Annually review executive officers’ perquisites, other in-kind benefits, and special or supplemental benefits. Recommend Board approval of any revisions.

6.	Annually review the peer group of bank holding companies used for compensation comparisons and approve revisions, as necessary.

7.	Annually review and recommend for Board approval long-term, performance-based incentive compensation, including the granting of stock options and the employees below the level of executive officer to receive such awards.

8.	Review proposed new incentive stock option or purchase plans and other equity compensation arrangements as needed and recommend Board approval and submission to the shareholders for final approval.

9.	Act as administrator the Corporation’s stock option plans.

10.	Review all employee benefit plans and supplemental benefit plans periodically or as necessary. Recommend action by the Board.

11.	Engage internal or external advisors as needed, including retention of an outside compensation consulting firm to assist in the evaluation of executive officers’ and directors’ compensation, and legal, accounting, or other advisors as deemed appropriate, and approve compensation, as necessary.

12.	Report to the Board of Directors after each Committee meeting.

13.	Prepare the “Compensation Committee Report on Executive Officer Compensation” for inclusion in the Corporation’s annual Proxy Statement.

14.	Annually review and assess the adequacy of the Committee’s Charter and recommend any Charter revisions to the Board.

15.	The Committee shall annually review its own performance.

The compensation committee must distinguish its oversight responsibility from involvement in the company’s day-to-day management and the conduct of any independent compensation reviews. The committee must not be considered an adversary of management, rather it is part of the corporation’s governance and oversight process.

Adopted 5/25/06

Appendix B-2

Appendix C

MILLENNIUM BANKSHARES CORPORATION

CHARTER

OF THE NOMINATING AND GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS

PURPOSE

The Nominating and Governance Committee shall assist the Board by (1) reviewing the qualifications and independence of the members of the Board and its various committees on a periodic basis, as well as the composition and structure of the Board as a whole; (2) evaluating the performance of incumbent directors in determining consideration for re-election; (3) recommending nominees to the Board for election as directors; and (4) providing guidance to the Board on corporate governance issues to ensure sound corporate governance principles and practices.

MEMBERSHIP

Committee members shall be appointed annually by the Board, and may be removed by vote of a majority of independent directors of the Board at any time. The Committee shall have at least three members. The members of the Committee shall meet the independence requirements of the Marketplace Rules of The Nasdaq Stock Market, Inc., or any successor or assign thereof (Nasdaq) and shall be nonemployee directors within the meaning of Rule 16b-3 issued under the Securities Exchange Act of 1934, as amended.

MEETINGS

The Committee shall meet as often as it determines, and may invite any officer or employee of the Company, outside counsel, and/or the independent auditor to attend as the Committee deems appropriate. Minutes shall be kept of each meeting of the Committee and the Committee shall report the Board after each meeting. The Committee may meet in Executive Session without members of management in attendance as often as deemed appropriate. The Executive Session may be called by any member of the Nominating and Governance Committee.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

As it relates to directors, the Nominating and Governance Committee shall:

1.	Review the qualifications and independence of the members of the Board and its various committees at least annually, in accordance with the requirements of NASDAQ, the SEC, and other laws and regulations.

2.	Review and make recommendations as to the Board’s committee structure and committee functions, as the Committee deems advisable.

3.	Identify and review the qualifications of prospective directors of the Corporation in consultation with the CEO, as needed, for appointment by the Board. The Committee shall select individuals who demonstrate the highest personal and professional integrity, have demonstrated exceptional ability and judgment, who will be the most effective in serving the long-term interest of shareholders, and other criteria as contained in the Director Nomination Policy and the Corporate Governance Guidelines.

4.	Recommend to the Board persons to be appointed as directors in the interval between annual meetings of the Company’s shareholders.

5.	Review submissions for candidates nominated by shareholders, as permitted by the Company’s By-Laws and the Director Nomination Policy.

6.	Recommend to the Board the number of Directors to be elected and a slate of nominees for election as directors at the Company’s annual meeting of shareholders.

7.	If necessary, the Committee may retain a search firm to assist in identifying directors candidates and may approve the related fees for the firm.

8.	Annually, review the composition of the Board of Directors to determine the appropriate mix of skills, occupations, geographic diversity, age diversity, ethnic/minority diversification and other desired characteristics in the context of the current make-up of the Board for an effective Board. See also the Corporate Governance Guidelines section on Director Nomination and Qualification for additional criteria to consider.

9.	Annually, review and recommend to the Board the members of Board committees.

10.	Consider recommendations of management for persons to be appointed to any boards of directors of subsidiary companies of which the holding company is the sole shareholder entitled to elect directors.

11.	Establish appropriate policies and procedures for determining director nominees, including shareholder recommendations.

As it relates to corporate governance, the Nominating and Governance Committee shall:

12.	Annually, review and recommend to the Board any changes in the Corporation’s Corporate Governance Guidelines, as deemed appropriate.

13.	Periodically, review and recommend revisions, consider exceptions, and monitor compliance with the Code of Ethics for directors and employees, which includes the code of ethics for senior financial officers.

14.	Conduct on an ongoing basis an appropriate review of all related party transactions for potential conflict of interest situations.

15.	Annually, review and reassess the adequacy and recommend Charter revisions to the Board for approval.

16.	Annually, review the Committee’s own performance.

17.	As necessary, retain legal counsel and/or advisors, as the Committee deems appropriate, to assist in performing the Committee’s duties, and approve any related fees.

18.	Review any proposed amendments to the Company’s Articles of Incorporation and By-Laws and recommend appropriate action to the Board.

Adopted as Revised: 5/25/06

Appendix C-2

MILLENNIUM BANKSHARES CORPORATION

ANNUAL MEETING SEPTEMBER 28, 2006

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

MILLENNIUM BANKSHARES CORPORATION

P R O X Y

The undersigned shareholder of Millennium Bankshares Corporation, a Virginia corporation (“MBVA”), appoints Howard P. Bowdring, Jr., and Amanda M. Pierson, or either of them, with full power to act alone, the true and lawful attorney-in-fact of the undersigned, with full powers of substitution and revocation, to vote all shares of stock of MBVA which the undersigned is entitled to vote at the Annual Meeting of Shareholders of MBVA to be held at Reston Community Center at Lake Anne, 1609A Washington Plaza, Reston, Virginia 20190, on September 28, 2006 at 3:00 p.m. local time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS OF THE UNDERSIGNED. IF NO INSTRUCTION TO THE CONTRARY IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR DESCRIBED IN PROPOSAL 1 AND FOR RATIFICATION OF THE INDEPENDENT AUDITORS FOR 2006 AS SHOWN ON THE REVERSE SIDE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED ATTORNEYS-IN-FACT.

(Continued on reverse side)

Š FOLD AND DETACH HERE Š

Please mark your votes as indicated in this example	X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2 BELOW.

	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
1. Election of four director nominees, namely: William P. Haggerty, David M.W. Harvey, Carroll C. Markley and Joseph Paulini, as Directors of MBVA as described in Proposal 1 of the Proxy Statement.	☐	☐	☐

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the space below.				The undersigned hereby ratifies and confirms all that said attorney-in-fact, or either of them or their substitutes, may lawfully do or cause to be done hereof, and acknowledges receipt of the Notice of the MBVA Annual Meeting and Proxy Statement.

Nominee exception(s)

	FOR	AGAINST	ABSTAIN
Date , 2006
2. Ratification of the appointment of Crowe Chizek and Company LLC as Millennium’s independent auditors for 2006.	☐	☐	☐
Signature(s)

Signature(s)

Title or Authority
(ADDRESS)
Please insert date of signing. Sign exactly as name appears at left. Where stock is issued in two or more names, all should sign. If signing as attorney, administrator, executor, trustee or guardian, give full title as such. A corporation should sign by an authorized officer and affix seal.

Š FOLD AND DETACH HERE Š

MBVA

MAIL

•	Mark, sign and date the proxy card
•	Detach the proxy card above
•	Return the proxy card in the postage-paid envelope provided